Exhibit 99.1

HTE Inc.
Integrated Software Solutions for Government and Utilities
1000 Business Center Drive, Lake Mary, FL 32746 • (407) 304-3235
www.hteinc.com

FOR IMMEDIATE RELEASE
Contact: Sue Falotico, CFO
(407) 304-3235

Court Denies Tyler Voting Rights on HTE Shares

Lake Mary, Fla., December 13, 2002 — HTE Inc., (NASDAQ: HTEI), a leading provider of enterprise-wide software solutions for public sector organizations and utilities worldwide, announced that the United States District Court for the Middle District of Florida, Orlando Division, has entered an order denying a motion by Tyler Technologies Inc. (“Tyler”) (NYSE: TYL) to confirm that a portion of 5,618,952 shares of HTE common stock acquired by Tyler in 1999 had voting rights. HTE shareholders at their annual meeting on November 16, 2000 defeated a proposal to restore voting rights to the HTE stock held by Tyler. The court’s order stated that “because Tyler acquired all of the 5,618,952 shares in a control-share acquisition, these shares are control shares as defined in the statute with no voting rights.” There are no further claims in the matter pending before the court.

Bernard Markey, HTE Chairman, stated, “We are pleased to have certainty around this issue. It allows investors in HTE and other parties conducting business with HTE to know with assurance that actions taken by the HTE voting shareholders are binding.”

HTE Inc.

HTE Inc. has become a proven leader in government information technologies by providing innovative software solutions that perform reliably for more than 2,200 government offices, agencies and utility companies throughout North America. HTE focuses on, “Helping Government Work Better™.” The company’s products address the wireless computing requirements of a rapidly changing public sector market and support the end-to-end delivery of e-government access to citizens and businesses. Founded in 1981, HTE is headquartered near

Orlando, Florida. Additional information is available at or by calling HTE Marketing Services at 1.800.727.8088.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those expected are discussed from time to time in reports filed by HTE with the Securities and Exchange Commission, including risks summarized in the latest HTE Annual Report on Form 10-K. HTE undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.